Exhibit 99


[ENERGY EAST LOGO]                                     [CTG RESOURCES INC. LOGO]

FOR IMMEDIATE RELEASE

                  ENERGY EAST AND CTG RESOURCES AGREE TO MERGE
                           IN $355 MILLION TRANSACTION

              COMBINATION WILL INCREASE COMPETITION IN CONNECTICUT

         ENERGY EAST TO CONTINUE REPURCHASING SHARES UNDER EXISTING PLAN

      STAMFORD, CT and HARTFORD, CT (June 30, 1999) - The boards of directors of Energy East Corporation [NYSE: NEG] and CTG Resources, Inc. (NYSE: CTG] today announced that the companies have signed a definitive merger agreement under which Energy East and CTG Resources will combine in a transaction which values CTG Resources' common equity at approximately $355 million. Energy East will also assume approximately $220 million of CTG Resources' long-term debt. Upon completion of the transaction, CTG Resources will become a wholly owned subsidiary of Energy East. The transaction will be accounted for as a purchase and is expected to be accretive to Energy East's earnings per share in the first full calendar year after closing.

      Under the agreement, 45% of the common stock of CTG Resources will be converted into Energy East common stock, with a value of $41.00 per CTG Resources share, and 55% will be converted into $41.00 in cash per CTG Resources share. CTG Resources shareholders will be able to specify the percentage of the consideration they wish to receive in stock and in cash, subject to proration. CTG Resources shareholders who elect to receive stock will receive between
1.3609 and 1.7320 shares of Energy East common stock for each share of CTG Resources common stock, depending on the average closing price of Energy East common stock during a 20-day trading period prior to closing. The exchange ratios equate to a collar of between $23.67 and $30.13 for Energy East shares. Based upon Energy East's closing stock price of $26.125 on June 29, 1999, CTG Resources shareholders would receive 1.5694 Energy East shares for each CTG Resources share. The transaction is expected to be tax-free to CTG Resources shareholders to the extent that they receive common stock of Energy East.

      CTG Resources, Inc. is the parent company of Connecticut Natural Gas Corporation (CNG) and The Energy Network, Inc. (TEN). CNG transports, distributes and sells natural gas to approximately 142,000 customers in 21 municipalities in Connecticut, principally in greater Hartford and Greenwich. TEN provides energy-related products and services, including, operating a district heating and cooling system that provides steam and chilled water to more than 70 buildings in Hartford through its wholly owned subsidiary, The Hartford Steam Company. Energy East, through its subsidiary, New York State Electric & Gas Corporation (NYSEG), provides energy services to nearly 820,000 electric customers and 240,000 natural gas customers in upstate New York. Following completion of the CTG Resources transaction and the previously announced merger with Connecticut Energy Corporation [NYSE: CNE], the parent of The Southern Connecticut Gas Company, Energy East will become a significant competitive energy supplier in Connecticut, with more than 300,000 residential commercial and industrial customers.




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      Wes von Schack, chairman, president and chief executive officer of Energy
East, said, "This transaction is another important step in our strategy to use our strong balance sheet and the proceeds from the sale of our generation assets to selectively grow our distribution business in the Northeast. This is a truly unique opportunity to increase competition for both electricity and natural gas in Connecticut and perfectly complements our combination with Connecticut Energy. The combination provides both CTG Resources and Connecticut Energy major growth opportunities that were not possible on a stand alone basis. This transaction provides an expanded customer base for complementary non-utility products and services. Additionally, TEN, which provides steam-generated heating and cooling, will serve as a blueprint for the expansion of these services across Energy East's service territory."

      Mr. von Schack continued, "This transaction is about growth and competition. Energy East has a track record of profitably expanding our natural gas business. The CTG Resources service territory provides an excellent opportunity to leverage this core competency. In fact, we see significant opportunities as a result of the growing local economy. With our strong capital base, we intend to invest in the expansion of both CTG Resources' and Connecticut Energy's distribution systems and enhance marketing efforts in order to significantly increase competition and customer choice in Connecticut."

      Arthur C. Marquardt, chairman, president and chief executive officer of CTG Resources, said, "With an unparalleled ability to provide benefits to our shareholders, employees, customers, and the state of Connecticut, Energy East is the strongest possible partner for CTG Resources. Shareholders will have the opportunity to participate in the upside potential of Energy East, which has delivered a total return to its shareholders of more than 170% since October 1996. CTG Resources employees will continue to provide the same safe, reliable energy service our customers have come to expect and will benefit from being part of a larger company with more resources and opportunities.

      "The increasingly competitive Northeast energy market dictates the need for greater operational size and scope. As a result of this transaction, CTG Resources and the state of Connecticut will be positioned to thrive as our industry evolves. The combined company will be able to make the necessary investments in infrastructure and people, which will provide benefits to our customers and the state. We look forward to working closely with Wes von Schack and the Energy East companies to ensure a smooth transition," Mr.
Marquardt concluded.

      This transaction and the previously announced transactions with Connecticut Energy and CMP Group, Inc. [NYSE: CTP], the parent of Central Maine Power Company, strategically position Energy East as a leading energy provider in the Northeast. This transformation began in 1998 with an electric restructuring plan that lowered prices for NYSEG customers, aggressively promoted competition by allowing all of its customers to choose their electricity suppliers by August 1, 1999, and created the holding company, Energy East. Energy East determined that its future would be best served by focusing on the distribution of energy. The sale of coal-fired generation assets, which resulted in after-tax proceeds of $1.3 billion, and the recently announced sale of NYSEG's 18% ownership in the Nine Mile Point 2 nuclear plant, eliminated all generation stranded costs, including nuclear stranded costs. With the cash proceeds from the sale of generation, the company stated that it would selectively grow its electric and natural gas distribution businesses.




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      Mr. von Schack added, "Upon completion of the transactions, Energy East will have the scale and critical mass necessary to succeed in today's ever-changing energy marketplace. Energy East will become one of the largest energy providers in the Northeast and will have more than 1.3 million electric customers and more than 500,000 natural gas customers in Connecticut, Maine and New York. We are confident that Energy East, together with CTG Resources, Connecticut Energy, CMP Group, and NYSEG, can leverage its collective experience and skills to profitably grow our utility and non-utility businesses in our expanded service territory. We have the assets and management team to succeed in the competitive marketplace and to continue to create superior value for our shareholders. We look forward to an exciting future together with CTG, its management and employees."

      Energy East intends to finance the cash portion of the CTG Resources transaction through a combination of debt and cash, which provides the company with continued financial flexibility. The transaction will have no effect on the company's previously announced share repurchase program. Energy East has repurchased nearly 10 million shares of common stock this year, bringing its total share repurchase since 1996 to approximately 27 million shares. Energy East currently has approximately 116 million shares outstanding.

      Under the agreement, Arthur Marquardt will continue as president and chief executive officer of CTG Resources and will become president and chief operating officer of XENERGY Enterprises, a non-utility subsidiary of Energy East. Additionally, within one year after closing, Mr. Marquardt will become president and chief executive officer of XENERGY Enterprises. One outside CTG Resources director will be added to the Energy East board of directors. As operating utilities - Connecticut Natural Gas Corporation, as well as Central Maine Power Company, The Southern Connecticut Gas Company and NYSEG will continue to be headquartered in their respective locations and operate under their respective names.

      Energy East does not anticipate any layoffs as a result of the combination. The companies will seek to minimize the workforce effects of the merger primarily through a combination of programs, including reduced hiring and attrition. All union contracts will be honored. In the future, the Energy East companies will be looking for opportunities that will create new jobs in the Northeast as they expand their products and services to respond to the competitive marketplace.

      The transaction is conditioned, among other things, upon the approvals of CTG Resources shareholders and various regulatory agencies, including the Connecticut Department of Public Utility Control and the Securities and Exchange Commission (SEC). As previously announced, Energy East intends to register as a holding company with the SEC under the Public Utility Holding Company Act (PUHCA) of 1935. The companies anticipate that regulatory approvals will be obtained within 12 months.

      Morgan Stanley Dean Witter acted as financial advisor to Energy Fast and PaineWebber Incorporated acted as financial advisor to CTG Resources. Wachtell, Lipton, Rosen & Katz acted as legal counsel to Energy East and Jones, Day, Reavis & Pogue acted as legal counsel to CTG Resources.




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      CTG Resources, Inc. is the holding company of Connecticut Natural Gas
Corporation (CNG) and The Energy Network, Inc., (TEN), a non-utility subsidiary. CNG provides natural gas service to approximately 142,000 residential, commercial, and industrial customers, principally in greater Hartford and Greenwich, Connecticut. CTG Resources is engaged in a number of non-regulated energy-related activities through TEN. TEN holds and operates diversified businesses, which are primarily engaged in district heating and cooling. CTG Resources' home page on the Internet is www.ctgcorp.com.

      Energy East is an energy delivery, products and services company doing business in New York, Massachusetts, Maine and New Hampshire. New York State Electric & Gas Corporation (NYSEG), a subsidiary, supplies, markets and delivers electricity and natural gas to over one million customers across more than 40% of upstate New York. On April 23, 1999, Energy East and Connecticut Energy Corporation announced their merger agreement. Connecticut Energy, through its wholly owned subsidiary, The Southern Connecticut Gas Company, delivers natural gas to 160,000 customers in 22 communities in southern Connecticut, including the cities of Bridgeport and New Haven. On June 15, 1999, Energy East and CMP Group, Inc. announced their merger agreement. CMP Group's principal subsidiary, Central Maine Power Company (CMP), serves more than 530,000 electric customers in an 11,000 square-mile service territory in central and southern Maine. Energy East's Internet address is www.engyeast.com.


                                    # # #

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. 7he forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, the ability to realize cost savings, and the timing and terms associated with obtaining regulatory approvals. Other factors include, but are not limited to, weather conditions, economic conditions in the companies' service territories, fluctuations in energy-related commodity prices, marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the companies' SEC reports.



CONTACTS FOR ENERGY EAST:                CONTACTS FOR CTG RESOURCES:
   MEDIA:     Dan Farley                    MEDIA:     Lynn Blackwell
              (203) 325-0690                           860-727-3080

   INVESTORS: Thorn Dickinson               INVESTORS: James Bolduc
              (607) 347-2561                           860-727-3424